Exhibit 10.7
LOGAN’S ROADHOUSE, INC.
NON-QUALIFIED SAVINGS PLAN
Effective October 2, 2006

		Page
Section	12. Participating Employers	15
	12.1. Adoption by Other Corporations	15
	12.2. Requirements of Participating Employers	15
	12.3. Designation of Agent	15
	12.4. Discontinuance of Participation	15
	12.5. Plan Administrator’s Authority	15
Section	13. Miscellaneous Provisions	15
	13.1. Nonalienation of Benefits	15
	13.2. No Contract of Employment	15
	13.3. Severability	15
	13.4. Successors	16
	13.5. Captions	16
	13.6. Gender and Number	16
	13.7. Controlling Law	16
	13.8 Title to Assets	16
	13.9. Payments to Minors, Etc.	16
	13.10. Acknowledgments	16
	13.11. Entire Agreement; Successors	16
	13.12. Tax Effects	16

LOGAN’S ROADHOUSE. INC. NON-QUALIFIED SAVINGS PLAN
RECITALS
     WHEREAS, effective January 1, 1996, Cracker Barrel Old Country Store, Inc. established the Cracker Barrel Old Country Store, Inc. Non-Qualified Savings Plan (the “Cracker Barrel NQSP”); and
     WHEREAS, effective as of January 1, 2003, CBRL, Inc. assumed sponsorship of the Cracker Barrel NQSP and amended and restated the Cracker Barrel NQSP in its entirety as the CBRL Group, Inc. Non-Qualified Savings Plan (the “CBRL NQSP”); and
     WHEREAS, the CBRL NQSP was amended and restated to comply with the American Jobs Creation Act of 2004 (the “Act”), with respect to the portion of each Participant’s Account which is subject to the requirements of the Act; and
     WHEREAS, effective January 1, 2005, employees of Logan’s Roadhouse, Inc., a wholly owned subsidiary of CBRL Group, Inc. became eligible to participate in the CBRL NQSP; and
     WHEREAS, effective October 2, 2006 (the “Effective Date”), the portion of the CBRL NQSP attributed to the employees of Logan’s Roadhouse, Inc. will spin-off to form the Logan’s Roadhouse, Inc. Non-Qualified Savings Plan;
     NOW, THEREFORE, effective as of the Effective Date, Logan’s Roadhouse, Inc. hereby adopts the Logan’s Roadhouse, Inc. Non-Qualified Savings Plan (the “Plan”), as set forth herein or as hereafter amended.
     The Plan shall provide as follows:
     Section 1. Operation of Plan and Definitions. Commencing on the Effective Date, this Plan governs all amounts credited to a Participant’s Account.
     For purposes of this Plan, the following terms will have the meanings assigned in this Section, which will be equally applicable to the singular and plural forms of such terms, unless the context requires otherwise, when used in this Plan;
     “Account” means the account maintained for a Participant under the Plan. A Participant’s Account will consist of his or her Supplemental Savings Account and Supplemental Matching Account, plus investment earnings, if any, credited to those Accounts.
     “Affiliate” means any Employer and any entity if such entity, with the Employer, constitutes (a) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (b) a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code), (c) an affiliated service group (within the meaning of Section 414(m) of the Code), or (d) a group of entities required to be aggregated pursuant to Section 414(o) of the Code and the regulations thereunder.

     “Beneficiary” means the beneficiary under the Plan of any deceased Participant.
     “Board of Directors” means the board of directors of the Company.
     “Change in Control” means: (i) a person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of its then outstanding voting securities, unless that acquisition was approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors in office immediately prior to the acquisition; (ii) that during any period of two (2) consecutive years, individuals who at the beginning of the period constitute members of the Board of Directors cease for any reason to constitute a majority of the Board of Directors unless the election, or the nomination for election by the shareholders of the Company, of each new member was approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors then still in office who were members at the beginning of the two (2)-year period; (iii) a merger, consolidation or reorganization of the Company (but this provision does not apply to a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company and which does not result in a change in membership of the Board of Directors); or (iv) a sale of all or substantially all of the assets of the Company.
     “Code” means the Internal Revenue Code of 1986, as now or hereafter existing, amended, construed, interpreted, and applied by regulations, rulings or cases.
     “Company” means Logan’s Roadhouse, Inc., and any successor thereto.
     “Compensation” means any form of compensation received by an Eligible Person from an Employer while the Eligible Person is a Participant, within the meaning of Code Section 3401(a) for the purpose of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Compensation taken into account for a Participant for a Plan Year will include compensation in excess of the limit under Section 401(a)(17) of the Code.
     “Effective Date” means October 2, 2006.
     “Election Date” shall mean, with respect to regular Compensation or Performance-Based Compensation earned during a Plan Year, December 31 of the Plan Year preceding the Plan Year during which the services giving rise to such Compensation are performed. Provided, however, that for the first Plan Year in which an individual becomes an Eligible Person, the Election Date shall mean the thirtieth (30th) day after the individual first became an Eligible Person. An Enrollment/Distribution Election Form filed by such individual shall apply only to Compensation otherwise payable after the date on which the Enrollment/Distribution Election Form is filed.
     “Eligible Person” means any person who is a member of a select group of management or highly compensated employees who was eligible to participate in the CBRL NQSP immediately prior to the Effective Date of this Plan. Effective January 1, 2007, only those employees employed by the Employer in a category of employment designated by the Employer on Exhibit A hereunder shall be eligible to participate in the Plan.

     “Employer” means the Company and any Affiliate which, with the consent of the Board of Directors, adopts this Plan and joins in the Trust Agreement.
     “Enrollment/Distribution Election Form” means an agreement, on a form or by a method prescribed by the Plan Administrator, between a Participant and his or her Employer providing for any of the following: (i) reduction of the Participant’s Compensation and the crediting of Supplemental Savings Contributions by the Employer to the Participant’s Supplemental Savings Account, (ii) in accordance with Section 7.1, the form of payment of the Participant’s Account; and (iii) designation of one or more Investment Funds with respect to the Participant’s Accounts.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as now or hereafter existing, amended, construed, interpreted, and applied by regulations, rulings or cases.
     “Investment Fund” means a fund managed by one or more investment managers, including a regulated investment company, or any other investments designated by the Company from time to time.
     “Normal Retirement Date” means the first date on which a Participant’s age and Years of Vesting Service total sixty-five (65) or more.
     “Participant” means any Eligible Person who has been admitted to participation in the Plan by filing an Enrollment/Distribution Election Form with the Plan Administrator, and who has not ceased participation in the Plan.
     “Performance-Based Compensation” shall mean Compensation where (i) the payment of the Compensation or the amount of the Compensation is contingent on the satisfaction of organizational or individual performance criteria, and (ii) the performance criteria are not substantially certain to be met at the time a deferral election is permitted. Performance-Based Compensation may include payments based upon subjective performance criteria, but (i) any subjective performance criteria must relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant (as defined in § 267(c)(4) of the Code, applied as if the family of an individual includes the spouse of any member of the family). Performance-Based Compensation may also include payments based on performance criteria that are not approved by a compensation committee of the Board of Directors or by the stockholders of the Company. Notwithstanding the foregoing, Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established, or that is based solely on the value of, or appreciation in value of, the Company or the stock of the Company.
     “Plan” means the Logan’s Roadhouse, Inc. Non-Qualified Savings Plan, as set forth herein and as the same may from time to time be amended.

     “Plan Administrator” means the person, committee or other entity appointed by the Company to administer the Plan or, in the absence of such appointment, the Company.
     “Plan Year” means the calendar year.
     “Qualified Plan” means the Logan’s Roadhouse, Inc. Employee Savings Plan, a profit sharing plan with a cash or deferred feature, as the same may from time to time be amended.
     “Specified Employee” means a key employee (as defined in Section 416(i) of the Code, but without regard to paragraph (5) thereof) of the Company. Provided, however, that no Participant shall be considered to be a Specified Employee as of any date unless on such date the stock of the Company is publicly traded on an established securities market or otherwise.
     “Separation Date” means the date a person is no longer employed by any Affiliate.
     “Supplemental Matching Account” means the portion of the Account of a Participant consisting of Supplemental Matching Contributions and adjusted for investment earnings or losses, if any, on those contributions, as provided under the Plan.
     “Supplemental Matching Contribution” means the amount credited by the Employer under Section 3.2.
     “Supplemental Savings Account” means the portion of the Account of a Participant consisting of Supplemental Savings Contributions and adjusted for investment earnings or losses, if any, on those contributions, as provided under the Plan.
     “Supplemental Savings Contribution” means the amount credited by the Employer under Section 3.1 as a result of a Participant’s election on an Enrollment/Distribution Election Form to reduce his or her Compensation.
     “Trust Agreement” means the trust agreement entered into between the Company and the Trustee in connection with this Plan, as the same presently exists and as it may from time to time hereafter be amended.
     “Trustee” means the party or parties acting as such under the Trust Agreement.
     “Trust Fund” means all of the assets held by the Trustee at any time under the Trust Agreement.
     “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will be determined by the Plan Administrator depending upon the facts of each case.

     “Valuation Date” means the last day of each Plan Year and each other interim date on which the Plan Administrator directs the allocation of distributions, contributions and earnings on Participants’ Accounts.
     “Year of Vesting Service” means a twelve (12) month period of continuous service with the Company as an employee or an Eligible Person.
     Section 2. Participation. An Eligible Person may become a Participant for a calendar year by filing with the Plan Administrator an Enrollment/Distribution Election Form on or before the Election Date for that calendar year.
     Section 3. Contributions.
          3.1. Supplemental Savings Contributions. The Employer will credit the Participant’s Supplemental Savings Account with a Supplemental Savings Contribution on behalf of a Participant equal to the portion of the Participant’s Compensation (in increments of one percent (1%), but not to exceed fifty percent (50%) (or one hundred percent (100%) in the case of Performance-Based Compensation) designated in the Participant’s Enrollment/Distribution Election Form. Before the Election Date for each Plan Year, each Participant will be entitled to submit a Contribution Change Form, which will change the amount of Supplemental Savings Contributions that will be made to this Plan for the Plan Year.
          3.2. Supplemental Matching Contributions.
               3.2.1. Ordinary Supplemental Matching Contributions. For the 2006 Plan Year, the Employer may credit the Participant’s Supplemental Matching Account with a Supplemental Matching Contribution equal to twenty-five percent (25%) of the Participant’s Supplemental Savings Contributions, but determined without regard to any Supplemental Savings Contribution which, when added to the Participant’s elective deferrals to the Qualified Plan, exceeds six percent (6%) of the Participant’s Compensation.
               For Plan Years beginning on and after January 1, 2007, the Employer may credit the Participant’s Supplemental Matching Account with a Supplemental Matching Contribution equal to twenty-five percent (25%) of the Participant’s Supplemental Savings Contributions; provided, however, that the amount of any Supplemental Matching Contribution for any Participant for a Plan Year will not exceed three percent (3%) of the Participant’s Compensation for the Plan Year.
               3.2.2. Performance-Based Supplemental Matching Contributions. The Employer may credit a Participant’s Supplemental Matching Account with a Supplemental Matching Contribution equal to a percentage, as determined by the Employer, of the Participant’s Supplemental Savings Contributions that are solely attributable to Performance-Based Compensation.
     3.3. Crediting of Contributions.
               3.3.1. The Employer may establish a Trust Fund which shall consist of assets which the Employer may use to offset its liability for payments due to Participants under the Plan. The Trust Fund will, at all times, be subject to the claims of judgment creditors of the Employer and will otherwise be on such terms and conditions as will prevent taxation to Participants and Beneficiaries of any amounts held in the Trust Fund or credited to Participant’s Accounts prior to the time payments are made to them. The Trust Agreement shall prohibit the location of trust assets outside the United States or the transfer of trust assets outside the United States. Rights to payments will not be limited to assets held in the Trust Fund. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. It is the intention of the Employer and the Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.
               3.3.2. In the event of a Change in Control, or at other times in its discretion, the Employer will contribute to the Trust Fund an amount equal to all Supplemental Savings Contributions and Supplemental Matching Contributions accrued by Participants. Such contribution shall be made within sixty (60) days after the date of a Change in Control or, for amounts accrued after the date of the Change in Control, during or within a reasonable time after the end of the Plan Year in which the contribution is credited to the Participants’ Account.
     Section 4. Investment of Accounts.
          4.1. Investment Direction. Each Participant will have the right to submit to the Company a request that investment returns on the Participant’s Account be determined on the basis of the performance of one or more of the Investment Funds. Such Participant request shall not result in any assurance to a Participant that Supplemental Savings Contributions or Supplemental Matching Contributions will actually be invested by the Trustee in one or more of the Investment Funds. A Participant may make or change an investment request in accordance with rules established by the Plan Administrator, by notifying the Plan Administrator (or such other person or entity as may be designated by the Plan Administrator) of such election or change in the manner designated by the Plan Administrator from time to time.
          4.2. Investment Funds. The Plan Administrator will select three or more Investment Funds according to criteria established by the Plan Administrator. The Plan Administrator will have the right to merge or modify any existing Investment Funds, or to designate or create additional Investment Funds. The assets of the Trust Fund shall be allocated among such investments as the Administrator, in its sole and absolute discretion, shall designate from time to time, unless such investments would cause the Trust Fund to fail to constitute a valid trust under applicable law, in which case the Trustee shall determine applicable Trust Fund investments in accordance with the Trust Agreement.
     Section 5. Valuations and Crediting.
          5.1. Valuations. The amount credited to each Participant’s Account will be determined by the Plan Administrator as of the close of business on each Valuation Date.
          5.2. Credits to and Charges Against Accounts. As of each Valuation Date, all crediting to and charging against Accounts will be made as follows:
               5.2.1. First, there will be determined the net adjusted Account by (a) charging all distributions and withdrawals made during the period from the previous Valuation

Date to the current Valuation Date, (b) crediting contributions to the Account since the preceding Valuation Date, and (c) at the option of the Plan Administrator, charging specifically against the Accounts of Participants all or a portion of administrative expenses relating to the maintenance of such Accounts.
               5.2.2. Second, all earnings or losses of the Investment Funds will be allocated by the Plan Administrator in its discretion among the Participants’ Accounts according to their net adjusted Accounts and the relative portions of such Accounts which are deemed by the Plan Administrator to be allocated to each Investment Fund.
          5.3. Expenses. All brokerage fees, transfer taxes, and other expenses incurred in connection with the investment of the Trust Fund will be added to the cost of such investments or deducted from the proceeds thereof, as the case may be. All other costs and expenses of administering the Plan will be paid or reimbursed from the Trust Fund, except to the extent that the Employer elects to pay such costs and expenses without reimbursement.
     Section 6. Vesting and Separation from Service.
          6.1. Vested Percentage.
               6.1.1. A Participant will at all times be fully vested in his or her Supplemental Savings Account.
               6.1.2. A Participant’s Supplemental Matching Account will become fully vested in the event of the Participant’s death prior to otherwise separating from the service of the Employer.
               6.1.3. Except as otherwise provided in this Section, a Participant’s vested interest in the Participant’s Supplemental Matching Account will be determined under the following table:

Years of Continuous Employment	Vested Percentage

less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
               Notwithstanding the foregoing, effective January 1, 2007, a Participant’s Supplemental Matching Account will be fully vested (100% vested) at all times.
          6.2. Forfeiture. The nonvested portion of the Supplemental Matching Account of a Participant who has incurred a Separation Date prior to the occurrence of an event specified in Section 6.1.2 will be forfeited.

     Section 7. Benefits.
          7.1. Forms of Benefit Payments. Except as otherwise provided in this section, a Participant or Beneficiary will receive any benefit to which he or she is entitled in the form of a single cash distribution.
               7.1.1. Provided, however, that if a Participant (i) incurs a Separation Date after reaching the Normal Retirement Date, (ii) has so elected in an Enrollment/Distribution Election Form, and (iii) has a vested Account balance (or portion of the vested Account balance to which the installment election applies) that exceeds $5,000 on the Participant’s Separation Date, then distribution of a Participant’s Account may be made in quarterly installments over a period not to exceed ten (10) years.
               7.1.2. Payment to a Participant or Beneficiary shall commence within ninety (90) days following the close of the Plan Year following the Participant’s Separation Date. Provided, however, that for any Specified Employee, distribution may not begin before the earlier of (i) six (6) months after the Separation Date, or (ii) the date of the Participant’s death.
               7.1.3. A Participant may file a separate request for payment in installments under this section 7.1 with respect to the portion of the Participant’s Account attributable to the Supplemental Savings Contributions and Supplemental Matching Contributions for each Plan Year. Such a request must be made on the Participant’s Enrollment/Distribution Election Form and filed with the Plan Administrator by the Election Date for the Plan Year and, once made, may not be revoked except in accordance with the provisions of this Plan or the Treasury Regulations.
               7.1.4. A Participant may change his distribution election by filing a Distribution Election Change Form. The Distribution Election Change Form will supercede any prior election; provided, however, that (i) the new election does not take effect until twelve (12) months after the date on which the election is made; (ii) payment under the new election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commenced; and (iii) if the subsequent election relates to a payment that was scheduled to be made on a specified date, the subsequent election must be more than twelve (12) months prior to the date the first payment was scheduled to be made.
          7.2. Retirement Benefit. Upon incurring a Separation Date, the Participant will receive in accordance with Section 7.1 a retirement benefit in an amount equal to the undistributed vested portion of the Participant’s Account. The Participant’s Account shall be valued as of the Valuation Date coinciding with or as soon as administratively practicable preceding the date of the distribution. Notwithstanding the foregoing, if a Participant dies before receiving a distribution of his or her vested Account, his or her Beneficiary will receive a death benefit, as determined under Section 7.3, below.
          7.3. Death Benefit. If a Participant dies before receiving a distribution of his or her vested Account, the Participant’s Beneficiary will receive a death benefit, in lieu of the retirement benefit, equal to the undistributed balance in the Participant’s Account. The

Participant’s Account shall be valued as of the Valuation Date coinciding with or as soon as administratively practicable preceding the date of the distribution.
          If a Participant dies after commencement of installment payments, the remaining undistributed balance, if any, of the Participant’s Account shall be paid in a single cash distribution to the Participant’s Beneficiary as soon as administratively practicable following the death of the Participant.
          7.4. Beneficiary Designation.
               7.4.1. A Participant’s death benefit will be paid to the Beneficiary designated by the Participant under the Qualified Plan unless the Participant makes a separate Beneficiary designation under this Plan. A Participant may designate and from time to time change the designation of one or more Beneficiaries or contingent Beneficiaries to receive any death benefit. The designation and consent will be on a form supplied by the Plan Administrator. All records of Beneficiary designations will be maintained by the Plan Administrator.
               7.4.2. In the event that the Participant fails to designate a Beneficiary under both the Qualified Plan and this Plan, or in the event that the Participant is predeceased by all designated primary and contingent Beneficiaries under the Qualified Plan and this Plan, (a) if the Participant is survived by a spouse, the death benefit will be payable to the Participant’s surviving spouse who will be deemed to be the Participant’s designated Beneficiary for all purposes under this Plan, or (b) if the Participant is not survived by a spouse, the death benefit will be payable to the Participant’s estate.
          7.5. In-Service Distributions due to Unforeseeable Emergency. A Participant may apply for and receive an early payment of any or all vested amounts held in the Account of such Participant upon an Unforeseeable Emergency. Provided, however, that the amount which may be distributed to a Participant as the result of an Unforseeable Emergency may not to exceed the least of (i) the amount credited to such Participant’s Account, (ii) the amount requested by the Participant, or (iii) the amount determined by the Plan Administrator as being reasonably necessary to satisfy the need created by the Unforseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Distributions under this Section will be deemed to be made as of the Valuation Date coinciding with or as soon as administratively practicable preceding the date of distribution and will be charged against a Participant’s Account in such manner as the Plan Administrator determines. A Participant who has received a distribution from this Plan pursuant to this Section 7.5. will not be eligible to make any Supplemental Savings Contributions or be credited with any Supplemental Matching Contributions for 12 months after the distribution.
          7.6. Distributions on a Specified Date. A Participant may file a request for payment of all or a portion of the Participant’s Account on a date specified by the Participant. Such a request may be made with respect to the portion of the Participant’s Account attributable to the Supplemental Savings Contributions and Supplemental Matching Contributions for each

Plan Year. The request must be made on the Participant’s Enrollment/Distribution Election Form and filed with the Plan Administrator by the Election Date for the Plan Year and, once made, may not be revoked except in accordance with the provisions of this Plan or the Treasury Regulations.
          7.7. Withholding. The Employer may withhold from payments due under the Plan any and all taxes of any nature required by any government to be withheld.
     Section 8. The Plan Administrator.
          8.1. Plan Administrator. The Plan Administrator will interpret the Plan and determine in its sole and absolute discretion all questions arising in the administration, interpretation and application of the Plan and the amount of benefits payable thereunder. The Plan Administrator’s interpretations and determinations will be final and binding on all persons absent fraud or the arbitrary and capricious abuse of the wide discretion granted to the Plan Administrator. The Plan Administrator will provide the Trustee with instructions regarding payments of benefits. The Plan Administrator will provide directions to the Trustee with respect to the declaration of Valuation Dates and all other matters when called for in the Plan or requested by the Trustee. The Plan Administrator may waive any period of notice required under the Plan. The Plan Administrator will provide procedures for the determination of claims for benefits.
          8.2. Engagement of Assistants and Advisors. The Plan Administrator will have the right to hire such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable. To the extent that the costs for such assistants and advisors are not paid or reimbursed from the Trust Fund, they will be paid by the Employer.
          8.3. Compensation. All expenses of the Plan Administrator will be paid or reimbursed by the Trust Fund, and if not so paid or reimbursed will be paid by the Employer.
          8.4. Indemnification of the Plan Administrator. The Plan Administrator will be indemnified by the Employer against costs, expenses and liabilities (including reasonable attorneys’ fees but excluding amounts paid in settlements to which the Employer does not consent) reasonably incurred by him or her in connection with any action or investigation to which he or she may be a party by reason of his or her service as Plan Administrator, except in relation to matters as to which he or she may be adjudged in such action to be personally guilty of willful misconduct in the performance of his or her duties. The foregoing right to indemnification will be in addition to such other rights as the Plan Administrator may enjoy as a matter of law, under the Company’s Certificate of Incorporation or By-Laws or by reason of insurance coverage of any kind, or otherwise. Service as an Plan Administrator will be deemed in partial fulfillment of the member’s function as an Eligible Person, officer and/or director of the Employer, if he or she serves in such capacity as well. No amendment of this Section diminishing the right to indemnification provided herein will apply to any action or investigation commenced prior to the adoption of such amendment.
     Section 9. Authority and Responsibilities of the Company. The Board of Directors of the Company will have the following authority and responsibility:

               (a) To appoint the Trustee and the Plan Administrator and to monitor each of their performances;
               (b) To communicate such information to the Plan Administrator and to the Trustee as each needs for the proper performance of its duties; and
               (c) To perform such duties as imposed by applicable law and to serve as the Plan Administrator in the absence of an appointed Plan Administrator.
     Section 10. Claims Procedures.
     10.1. Claims. Any claim for benefits not received upon termination of employment shall be made in writing to the Plan Administrator. The Plan Administrator will handle claims in accordance with the following provisions:
          10.1.1. General Rule. If a claim is wholly or partially denied, the Plan Administrator shall notify the Participant or Beneficiary claimant, in accordance with paragraph (c) of this Section, of the Plan’s adverse benefit determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Participant or Beneficiary claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.
          10.1.2. Calculating Time Periods. For purposes of this Section 10.1, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan’s claim procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
          10.1.3. Manner and Content of Notcation of Benefit Determination. The Plan Administrator shall provide a Participant or Beneficiary claimant with written notification of any adverse benefit determination. The notification shall set forth, in a manner calculated to be understood by the Participant or Beneficiary claimant—
               (a) The specific reason or reasons for the adverse determination;
               (b) Reference to the specific Plan provisions on which the determination is based;
               (c) A description of any additional material or information necessary for the Participant or Beneficiary claimant to perfect the claim and an explanation of why such material or information is necessary;
               (d) A description of the Plan’s review procedures as described in Section 9.2 and the time limits applicable to such procedures, including a statement of the

Participant or Beneficiary claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
     10.2. Appeal of Adverse Benefit Determinations. Within sixty (60) days after the receipt from the Plan Administrator of any written denial of a claim for benefits (including denial of an application for a withdrawal), a Participant or Beneficiary whose claim is denied may request, by written application to the Plan Administrator, a review by the Plan Administrator of the decision denying the payment of benefits.
          10.2.1. Submission of Additional Information. In connection with an appeal of an adverse benefit determination under this Section 10.2, a Participant or Beneficiary shall be entitled to submit written comments, documents, records, and other information relating to the claim for benefits. Review of an appeal under this Section 10.2 shall take into account all comments, documents, records, and other information submitted by the Participant or Beneficiary relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
               (a) Review of Relevant Information. The Participant or Beneficiary shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant or Beneficiary’s claim for benefits. For purposes of this Section, the determination of whether a document, record, or other information shall be considered “relevant” shall be made in accordance with the definition in Section 10.4.3.
     10.3. Notification of Benefit Determination on Review.
          10.3.1. Manner and Content of Notification of Benefit Determination on Review. The Plan Administrator shall provide a Participant or Beneficiary claimant with written notification of the Plan’s benefit determination on review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the Participant or Beneficiary claimant:
               (a) The specific reason or reasons for the adverse determination;
               (b) Reference to the specific plan provisions on which the determination is based;
               (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. For purposes of this Section, determination of whether documents, records, and other information shall be considered “relevant” shall be made in accordance with the definition provided in Section 10.4.3;
               (d) A statement of the Participant or Beneficiary claimant’s right to bring a civil action under Section 502(a) of ERISA.

          10.3.2. Timing of Notification of Benefit Determination on Review.
               (a) General Rule. Except as provided in paragraph (b) of this Section, the Plan Administrator shall notify a Participant or Beneficiary claimant in accordance with paragraph (a) of this Section of the Plan’s benefit determination on review within a reasonable period of time, but not later than sixty (60) days after receipt of the claimant’s request for review by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.
               (b) Special Rule in Case of a Committee Serving as Plan Administrator. In the event that the Company has designated more than one person to serve by committee as Plan Administrator, and the committee serving as Plan Administrator holds regularly scheduled meetings at least quarterly, paragraph (a) of this Section shall not apply, and the Plan Administrator shall instead make a benefit determination no later than the date of the meeting of the committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the committee following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrator shall notify the claimant, in accordance with paragraph (a) of this Section, of the benefit determination as soon as possible, but no later than five (5) days after the benefit determination is made.
               (c) Calculating Time Periods. For purposes of this Section 10.3, the period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures of a Plan, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended as permitted pursuant to paragraph (a) or (b) of this Section due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
     10.4. Definitions. For purposes of Section 10, the following terms shall be defined as follows:
          10.4.1. Adverse benefit determination. “Adverse benefit determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Participant’s or Beneficiary’s eligibility to participate in the Plan.
          10.4.2. Notice or notification. “Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to material required to be furnished or made available to an individual.
          10.4.3. Relevant. A document, record or other information shall be considered “relevant” to the Participant or Beneficiary’s claim if such document, record or other information:
               (a) was relied upon in making the benefit determination;
               (b) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; and
               (c) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Participants or Beneficiaries.
     Section 11. Amendment, Termination, Mergers and Consolidations.
          11.1. Amendment. The provisions of this Plan may be amended at any time and from time to time by the Company; provided, however, that:
               11.1.1. No amendment will increase the duties or liabilities of the Trustee without the consent of the Trustee.
               11.1.2. No amendment will decrease the vested balance in any Account.
               11.1.3. No amendment shall adversely impact the Participants’ rights to receive payment under the Plan with respect to vested Participant Accounts.
               11.1.4. No amendment will decrease any Participant’s vested percentage of his or her Account.
          11.2. Termination. While it is the Company’s intention to continue the Plan indefinitely in operation, the Company nevertheless reserves the right to terminate the Plan in whole or in part. On termination of the Plan, the Trustee will pay over to each Participant (and deferred vested former Participant) the value of his or her vested Account, and thereupon dissolve the Trust Fund.
          11.3. Permanent Discontinuance of Contributions. The Company reserves the right at any time to permanently suspend or discontinue all Employer contributions.

     Section 12. Participating Employers.
          12.1. Adoption by Other Corporations. With the consent of the Board of Directors, any Affiliate may adopt this Plan and all of the provisions hereof as to all or any category of its Eligible Persons, as a participating Employer, by a properly executed document evidencing the intent and will of the board of directors of the other corporation.
          12.2. Requirements of Participating Employers. Each participating Employer will be required to use the same Trustee and Trust Agreement as provided in this Plan, and the Trustee will commingle, hold and invest as the Trust Fund all contributions made by participating Employers, as well as all increments thereof.
          12.3. Designation of Agent. With respect to all relations with the Trustee and Plan Administrator, each participating Employer will be deemed to have irrevocably designated the Company as its agent.
          12.4. Discontinuance of Participation. Any participating Employer may discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed will be delivered to the Trustee.
          12.5. Plan Administrator’s Authority. The Plan Administrator will have discretionary authority to make any and all necessary rules or regulations, binding upon all participating Employers and all Participants, to effectuate the purposes of the Plan.
     Section 13. Miscellaneous Provisions.
          13.1. Nonalienation of Benefits. None of the payments, benefits, or rights of any Participant or Beneficiary will be subject to any claim of any creditor of such Participant or Beneficiary, and, to the fullest extent permitted by law, all such payments, benefits, and rights will be free from attachment, garnishment, or any other legal or equitable process available to any creditor of such Participant or Beneficiary. No Participant or Beneficiary will have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary.
          13.2. No Contract of Employment. All benefits created by the Plan constitute a voluntary act on the part of the Employer and are not to be deemed or construed to be a part of any contract of employment. Neither the action of the Employer in establishing the Plan nor any action hereafter taken by the Employer or the Plan Administrator will be construed as giving to any Eligible Person a right to be retained in the service of the Employer or any right or claim to any benefits under the Plan except as expressly provided in the Plan.
          13.3. Severability. If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provision hereof, and this Plan will be construed and enforced as if such invalid or unenforceable provision had not been included.

          13.4. Successors. This Plan will be binding upon the heirs, executors, administrators, personal representatives, successors, and assigns of the parties, including each Participant and Beneficiary, present and future.
          13.5. Captions. The headings and captions herein are provided for convenience only, will not be considered a part of the Plan, and will not be employed in the construction of the Plan.
          13.6. Gender and Number. Except where otherwise clearly indicated by context, the masculine gender will include the feminine gender, the singular will include the plural, and vice versa.
          13.7. Controlling Law. This Plan will be construed and enforced according to the laws of the State of Tennessee to the extent not preempted by federal law, which will otherwise control. This Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted in accordance with such intent.
          13.8. Title to Assets. No Participant or Beneficiary will have any right to, or interest in, any assets of the Trust Fund, upon termination of his or her employment or otherwise. The Employer will remain primarily liable to pay benefits under the Plan. However, the Employer’s liability under the Plan will be reduced or offset to the extent benefit payments are made from the Trust Fund. The provisions of the Trust Fund are incorporated by reference.
          13.9. Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore will be deemed paid when paid to such person’s guardian, to a trustee holding assets for such person or to the party providing, or reasonably appearing to provide, for the care of such person, and such payments will fully discharge the Trustee, the Plan Administrator, the Employer and all other parties with respect thereto.
          13.10. Acknowledgments. The Participants specifically understand and acknowledge that the value of the Accounts may increase or decrease and that any such decrease will reduce the benefits payable under this Plan.
          13.11. Entire Agreement; Successors. This Plan, including any election agreements and any amendments thereto, will constitute the entire agreement between the Company and the Participant with respect to the amounts payable under the Plan. No oral statement regarding the Plan may be relied upon by the Participant. This Plan and any amendment will be binding on the parties thereto and their respective heirs, administrators, trustees, successors and assigns, and on all Beneficiaries. By becoming a Participant, each Eligible Person will be conclusively deemed to have assented to the provisions of the Plan and the Trust Agreement and to any amendments thereto.
          13.12. Tax Effects. None of the Employer, the Plan Administrator, and any firm, person, or corporation, represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each

Participant should consult with his or her own advisors regarding the tax consequences of participation in this Plan.

Logan’s Roadhouse, Inc.
By:	/s/ Amy Bertauski
Title: CFO

LOGAN’S ROADHOUSE, INC.
NON-QUALIFIED SAVINGS PLAN
EXHIBIT A
ELIGIBLE EMPLOYEES
In accordance with Section 1 of this Plan Document, employees who are members of a select group of management employed by the Employer in a category of employment designated below shall be eligible for participation in the Plan. In all cases, however, the Employer shall have final authority and discretion to determine those positions and employees who will be eligible to participate in the Plan, regardless whether such positions or employees are listed below.
Effective January 1, 2007, Eligible Employee means:
Any Employee who earned more than $100,000 (as indexed under Section 415(d) of the Code) of “compensation” from the Employer during the Plan Year. For purposes of this Appendix A, “compensation” shall mean Compensation defined under Section 1 of the Plan excluding any amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture.